Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock High Yield Trust   (BHY)
BlackRock High Yield Portfolio of BlackRock Series Fund, Inc   (BVA-HI)
BlackRock Funds, BlackRock Global Long/Short Credit Fund   (BR-GC)
iShares Global High Yield Corporate Bond Fund   (ISHGHYG)
BlackRock Corporate High Yield Fund, Inc.   (COY)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock High Income Shares   (HIS)
CoreAlpha Bond Master Portfolio   (MIP_CORA)
BlackRock Corporate High Yield Fund III, Inc.   (CYE)
BlackRock Funds II, High Yield Bond Portfolio   (BR-HIYLD)
BlackRock Corporate High Yield Fund VI, Inc.   (HYT)
iShares iBoxx $ High Yield Corporate Bond Fund   (ISHHYLD)
BlackRock Corporate High Yield Fund V, Inc.   (HYV)
AST BlackRock Global Strategies Portfolio - US High Yield   (PRU-AA-HY)
BlackRock Multi-Asset Income - High Yield Portfolio   (BR-INC-HY)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
01-14-2013

Security Type:
BND/CORP

Issuer
Lear Corporation, a Delaware corporation  (2023)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated Underwriter(s)
[x] PNC
[ ]Other:

List of Underwriter(s)
Citigroup Global Markets Inc., Barclays Capital Inc., J.P.
Morgan Securities LLC, RBC Capital Markets, LLC, UBS
Securities LLC, SMBC Nikko Capital Markets Limited,
Commerz Markets LLC, HSBC Securities (USA) Inc., PNC
Capital Markets LLC, U.S. Bancorp Investments, Inc.


Transaction Details

Date of Purchase
01-14-2013

Purchase Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
1.313025%

1.	Aggregate Principal Amount Purchased (a+b)
$25,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$11,580,000

b. Other BlackRock Clients
$13,420,000

2.	Aggregate Principal Amount of Offering
$500,000,000

Fund Ratio  [Divide Sum of #1 by #2]
Must be less than 0.25 (unless securities are Government Securities)
0.05


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types
 (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ]NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
01-25-2013
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
01/28/13
Global Syndicate Team Member